NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
610 Fifth Ave
New York, NY 10020

CONTACT:	Emerson Radio Corp.	or:	Investor Relations:
	Greenfield Pitts		Robert Maffei
	Chief Financial Officer		Investor Relations Manager
	(212) 521-4344		(973) 428-2098

Brainerd Communicators
Brad Edwards or
Denise Roche
(212) 986-6667
Thursday, November 15, 2007
EMERSON RADIO CORP. REPORTS FISCAL 2008 SECOND QUARTER RESULTS
PARSIPPANY, N.J. — November 15, 2007 — Emerson Radio Corp. (AMEX:MSN) today reported financial results for its fiscal second quarter ended September 30, 2007.
Net revenues for the second quarter of fiscal 2008 were $57.9 million, compared to $99.6 million during the second quarter of fiscal 2007. Net revenues during the second quarter of fiscal 2007, included $20.8 million of one-time holiday promotional item sales to ESI International associated with a major holiday promotion with one of the Company’s major customers. Net revenues during the second quarter of fiscal 2008 were impacted by lower sales volumes of Emerson branded products in several audio product lines and the iPod® compatible product category, partially offset by an increase in the microwave ovens and clock radios categories. Themed product sales also declined in the second quarter of fiscal 2008, primarily as a result of the discontinuance of Nickelodeon® themed products, partially offset by sales of Mattel® themed products which began in the fourth quarter of fiscal 2007.

The Company’s operating loss for the second quarter was $120,000, compared to operating income of $5.9 million during the same period last year. The decrease was primarily due to lower revenues in the period. Net loss for the second quarter of fiscal 2008 was $3.3 million or $0.12 per diluted share, primarily due to the Company’s increased estimated liability for California Franchise Taxes for tax years 1977 — 1990 in the amount of $3.7 million, compared to net income of $3.8 million or $0.14 per diluted share, in the prior year period.
“Our results for the second fiscal quarter were disappointing primarily due to soft demand within our traditional audio category,” said John Spielberger, President — North American Operations. “However, we continued to benefit from the diversification of our product portfolio and experienced significant growth across our Housewares category, specifically microwaves and wine coolers, which has increased 23% year-to-date. During the quarter, we introduced a new product in this category, as we began selling toaster ovens through our major retail partners. Finally, we recently strengthened our senior management team through several key appointments aimed at improving our operational efficiency and positioning Emerson for growth over the balance of the fiscal year.”
About Emerson Radio Corporation
Emerson Radio Corporation (AMEX:MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, full lines of televisions and other video products, microwaves, clocks, radios, audio and home theater products. Emerson’s web site is www.emersonradio.com
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s ability to obtain a waiver from its lender and its ability to maintain its AMEX listing. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON REPORTS
EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three months ended September 30		Six months ended September 30,
	2007	2006	2007	2006
Net revenues
Net revenues	$57,823	$99,588	$110,426	$154,829
Net revenues-related party	39	—	124	—

	57,862	99,588	110,550	154,829

Costs and expenses:
Cost of sales	51,393	65,736	96,641	113,576
Cost of sales-related party purchases	—	20,942	—	20,942
Other operating costs and expenses	1,548	1,426	3,344	3,025
Selling, general and administrative expenses (exclusive of non-cash compensation shown below)	5,307	5,620	10,284	10,806
Acquisition costs incurred	—	—	—	21
Non-cash compensation (recovered)	(266)	(50)	(187)	55

	57,982	93,674	110,082	148,425

Operating income (loss)	(120)	5,914	468	6,404
Gain on sale of building	854	—	854	—
Interest income (expense), net	(66)	(212)	4	(107)
Interest income-related party	—	—	163	—

Income before income taxes	668	5,702	1,489	6,297
Provision for income taxes	3,952	1,898	4,331	1,912

Net income (loss)	$(3,284)	$3,804	$(2,842)	$4,385

Net income (loss) per share
Basic	$(0.12)	$0.14	$(0.10)	$0.16
Diluted	$(0.12)	$0.14	$(0.10)	$0.16

Weighted average shares outstanding
Basic	27,130	27,077	27,122	27,071
Diluted	27,130	27,106	27,122	27,123

EMERSON REPORTS
EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2007	March 31, 2007(A)
	(Unaudited)

Cash and cash equivalents (includes cash securing bank loans of $3,000)	$10,406	$4,851
Accounts receivable	31,199	19,375
Due from affiliates	1,219	24,690
Inventory	61,362	32,463
Deferred tax assets	4,716	5,737
Other current assets	5,541	4,912

Total current assets	114,443	92,028

Property, plant and equipment, net	1,553	2,492
Other assets	5,664	4,888

Total assets	$121,660	$99,408

Current liabilities	50,676	24,845
Long-term borrowings	154	651
Other long term debt	42	25
Shareholders’ equity	70,788	73,887

Total liabilities and equity	$121,660	$99,408

(A)	Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the Securities and Exchange Commission in June 2007 and amended in July 2007.